EXHIBIT 99.1

Duluth Holdings Announces Retirement of Two Board Directors

Belleville, WI – February 23, 2018 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (“Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced the retirement of two members of its Board of Directors.

William E. Ferry and C. Roger Lewis informed the Company that they have independently decided not to stand for re-election to Duluth’s Board of Directors at Company’s 2018 Annual Meeting of Shareholders.  Mr. Ferry, age 77, has been a member of the Board since September 2015 and had served on the Company’s advisory board since 1992, and Mr. Lewis, age 75, has served on the Board since September 2015 and had served on the advisory board since 2007. Both will continue to serve as directors until the close of the 2018 Annual Meeting of Shareholders.

Stephen L. Schlecht, Executive Chairman of Duluth Holdings, said, "Bill Ferry and Roger Lewis have shared their wealth of knowledge, experience and insight that have greatly benefitted Duluth both as a private and public Company. On behalf of our board of directors, I wish to extend our sincerest gratitude to both Bill and Roger for their significant contributions to the Company over many years. Their leadership and collaboration on the board will be greatly   missed and we wish them all the very best in their well-earned retirements and all their future endeavors.”

In their communications with the board, each of Mr. Ferry and Mr. Lewis stated his decision was a desire to retire and not due to any disagreements or company-related issues. At the present time, the Company intends to launch a search to fill the two independent board seats.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Duluth@finprofiles.com